Exhibit 23.2

Consent of KPMG LLP

General Dynamics Corporation

We consent to the use of our report incorporated by reference in this registration statement on Form S-3 of General Dynamics Corporation and certain of its subsidiaries and to the reference to our firm under the heading “Experts” in the prospectus which is incorporated by reference herein. Our report refers to a change in accounting for goodwill and other intangible assets.

August 11, 2003

/s/ KPMG LLP
McLean, Virginia